Exhibit 99.(8)(m)(a)

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This First Amendment dated as of July 16, 2010 to the Participation Agreement (the “Agreement”), effective August 3, 2005, is between WELLS FARGO VARIABLE TRUST (the “Trust”); WELLS FARGO FUNDS DISTRIBUTOR, LLC (the “Distributor”); NATIONAL LIFE INSURANCE COMPANY (the “Company”); and EQUITY SERVICES, INC. (the “Insurance Underwriter”).

Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Schedule 4
Trust Share Series and Classes
Available Under
Each Class of Contracts

As of the effective date of this Amendment to the Participation Agreement, the following Trust Classes and Series are available under the Contracts:

Contract Marketing Name	Fund/Series – Share Classes

VariTrak	Wells Fargo Advantage VT Discovery Fund (Class 2) Wells Fargo Advantage VT Opportunity Fund (Class 2)

Sentinel Benefit Provider	Wells Fargo Advantage VT Discovery Fund (Class 2) Wells Fargo Advantage VT Opportunity Fund (Class 2)

Sentinel Estate Provider	Wells Fargo Advantage VT Discovery Fund (Class 2) Wells Fargo Advantage VT Opportunity Fund (Class 2)

Sentinel Advantage	Wells Fargo Advantage VT Discovery Fund (Class 2) Wells Fargo Advantage VT Opportunity Fund (Class 2)

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date: July 16, 2010

NATIONAL LIFE INSURANCE COMPANY		EQUITY SERVICES, INC.

By:	/s/ Elizabeth MacGowan	By:	/s/ Lance A. Reihl

Name:	Elizabeth MacGowan	Name:	Lance A. Reihl

Title:	Vice President	Title:	President & CEO

WELLS FARGO FUNDS DISTRIBUTOR, LLC		WELLS FARGO VARIABLE TRUST

By:	/s/ Randy Henze	By:	/s/ Andrew Owen
Randy Henze, Executive Vice President		Andrew Owen, Assistant Secretary